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                                                                   Exhibit 23.13

                               CONSENT OF EXPERTS


April 14, 2004

I hereby consent to the use of the "Feasibility Report" (the "Report") and being named and identified as an expert in connection with the Report in the registration statement on Amendment No. 1 to Form F-4 of Kinross Gold Corporation.

I confirm that I have read the registration statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or are within my knowledge as a result of the services performed by me in connection with the Report.

Sincerely,


/s/ Mike Michaud
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Mike Michaud